Exhibit 21.1

SUBSIDIARIES OF THE RESGISTRANT

Entity Name	Place of Incorporation
VoltH2 Holdings AG	Switzerland
VoltH2 Operating BV	Netherlands
VoltH2 Terneuzen BV	Netherlands
VoltH2 Vlissingen BV	Netherlands